Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-123441

Pricing Supplement No. 106 dated January 30, 2006.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                            Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2006-011

                    5.00% Callable Notes due August 15, 2011

The description in this pricing supplement of the particular terms of the 5.00% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:         $3,388,000.00              Interest Rate:             5.00%

Price to Public:          100%                       Issuance Date:             February 2, 2006

Net Proceeds to Trust:    $3,352,426.00              Stated Maturity Date:      August 15, 2011

Agent's Discount:         1.05%                      Initial Interest Payment Date: August 15, 2006

CUSIP Number:             41659FHL1                  Interest Payment Frequency: Semi-Annually

Day Count Convention: 30/360                         Regular Record Dates:  15 days prior to any
                                                     Interest Payment Date.
Optional Redemption: Yes [X] No [ ]                  The Survivor's Option  [X] is  [ ] is not
Optional Redemption Date: February 15, 2008          available
   or any Interest Payment Date thereafter.             Annual Put Limitation: $1 million or 1%
   Initial Redemption Percentage: 100%                  Individual Put Limitation: $250,000
   Annual Percentage Reduction: N/A                     Trust Put Limitation: N/A
   Redemption may be: [X] In whole only.
                      [ ] In whole or in part.       Authorized Denominations: $1,000 integral amounts.

Securities Exchange Listing:  None.                  Special Tax Considerations: None.

Other Provisions Relating to the Notes: None.


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

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Advest Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:        FA-406011                  Interest Rate:             5.00%

Contract Payment:         $3,388,015.00              Effective Date:            February 2, 2006

Deposit Amount :          $3,352,441.00              Stated Maturity Date:      August 15, 2011
(if different from Contract Payment)
Day Count Convention:     30/360                     Initial Interest Payment Date: August 15, 2006

Special Tax Considerations: None.                    Interest Payment Frequency:
                                                     Semi-Annually
Optional Redemption:   Yes [X] No [ ]                Survivor Option: Under the Funding
Optional Redemption Date: February 15, 2008             Agreement, Hartford Life Insurance
   or any Interest Payment Date thereafter.             Company [X] is [ ] is not required to
   Initial Redemption Percentage: 100%                  provide the Trust with amounts it needs to
   Annual Percentage Reduction: N/A                     honor valid exercises of the Survivor's
   Redemption may be: [X] In whole only.                Option.
                      [ ] In whole or in part.
                                                     Other Provisions Relating to the Funding
                                                     Agreement: None.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by John
F. Kennedy, Assistant Counsel.

           INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE
                               FUNDING AGREEMENT

It is anticipated that, as of February 2, 2006, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of February 2, 2006, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA


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